Filed pursuant to Rule 433

Registration No. 333-262954-04

Free Writing Prospectus

Dated September 19, 2023

**Pricing Details** $1.05BN CNH Equipment Trust 2023-B

Joint Lead Managers: Wells Fargo Securities (str), BoA Securities, Mizuho and Rabo Securities

Co-Managers: Academy Securities and SMBC Nikko

Class	Size	WAL*	M/F	BNCH	SPD	YLD%	CPN%	$PRICE

A-1	$227,000,000	0.36	P-1/F1+	ICUR	+18	5.688	5.688	100.0000
A-2	$376,000,000	1.18	Aaa/AAA	ICUR	+60	5.976	5.900	99.99696
A-3	$376,000,000	2.80	Aaa/AAA	ICUR	+82	5.671	5.600	99.98701
A-4	$71,960,000	3.97	Aaa/AAA	ICUR	+87	5.526	5.460	99.98802

* WAL to 10% Clean-Up Call

Transaction Summary:
* Size: $1.05BN (no grow)
* Format: Public / SEC Registered
* Ratings: Moody's/Fitch
* Ticker: CNH 2023-B
* Settle: 9/27/2023

* ERISA Eligible: Yes

* EU RR: No

Available Information
* Preliminary Prospectus (attached)

* Free Writing Prospectus (attached)
* Intex CDI (attached)

* Intexnet Deal Name: wscnh23b Password: XA72

* Dealroadshow: https://dealroadshow.com Code: CNH2023B

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